Exhibit 99.1

NEWS RELEASE

CSL009018

10/20/09

Carlisle Companies Reports Third Quarter Results Which Include Margin Improvements and Strong Cash Flow

CHARLOTTE, NORTH CAROLINA, October 20, 2009 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $604.6 million for the quarter ended September 30, 2009, a 27% decline from $832.5 million in the third quarter of 2008.  Sales were down across all segments, with organic sales decreasing by 26% from the third quarter of the prior year.  The impact of foreign currency exchange rates on net sales was a reduction of less than 1% in the third quarter of 2009.

Net income from continuing operations declined 11% to $45.0 million, or $0.73 per diluted share, in the third quarter 2009 compared with $50.6 million, or $0.83 per diluted share, in the third quarter of 2008.  2009 net income was negatively impacted by lower sales volume as well as restructuring expenses related to previously announced plant consolidations.  2009 net income was positively impacted by favorable raw material pricing, lower operating expenses and efficiencies gained through the Carlisle Operating System.

Comment

David A. Roberts, Chairman, President and CEO, said, “We continue to improve our operating margins despite our challenging end-markets.  Although sales declined 27% in the third quarter, our operating margins improved to 11.7% from 9.8% for the third quarter 2008.  We were especially pleased with margins at our Construction Materials and Applied Technologies segments. Within the Construction Materials segment, operating margins increased to 17.7%, as compared to 13.6% for the same period last year, despite a 24% decline in sales.  Our Applied Technologies segment increased their operating margin to 12.5%, as compared to 9.7% for the same period last year, despite a 19% decline in sales.

“In addition to the margin improvements, we continued our strong cash flow performance in the quarter generating $94.4 million of cash from operations.  We used our cash flow to fund the $33 million acquisition of Jerrik, contribute $25 million to our pension fund, and pay down the remaining $25 million portion of our short-term debt.”

Roberts continued, “We are encouraged by the current acquisition environment where we have found strategic opportunities as evidenced by our recently announced acquisitions of Jerrik and Electronic Cable Specialists, both in the Applied Technologies segment.  These types of bolt-on acquisitions, which expand our product and engineering capabilities as well as introduce us to new global and domestic markets, will continue to be the focus of our acquisition efforts.

“For the full-year 2009, we continue to plan for an approximate 25% revenue decline as compared to 2008.  Our goal is to exceed the 8.2% operating margin reported last year.  Our plant restructuring remains on track with expenses estimated at $22 million in 2009, with savings of approximately $12 million in the current year.”

Roberts concluded by stating, “As we operate in these challenging markets, we will continue to implement the Carlisle Operating System, focusing on improving operating margins and generating strong cash flow.  Our balance sheet and available credit lines position us to take advantage of additional acquisitions and further invest in our businesses.”

Segment Results

Construction Materials:  Third quarter 2009 net sales declined 24% to $340.1 million from $448.1 million, and operating income was $60.3 million compared to $60.8 million for the same period in 2008.  The decrease in sales was across all product lines and is consistent with declines in the overall construction industry.  Despite the lower sales volume, operating margins increased from 13.6% in the third quarter 2008 to 17.7% in the third quarter of the current year.  The improvement in margins was due to the combination of favorable raw material costs, reduction in selling and administration expenses and efficiency gains from the Carlisle Operating System as well as continued improvements in the operating performance at Insulfoam and the waterproofing business.

Transportation Products:  Third quarter 2009 net sales declined 37% to $129.2 million from $205.2 million, and operating income declined by 54% to $4.0 million from $8.7 million for the same period in 2008.  Sales were down in all markets in the Transportation Products segment, with sales of trailers decreasing 64% from the prior year.  Operating income was negatively impacted by the combination of the lower sales volume as well as $4.1 million of restructuring costs from previously announced plant consolidations.  Operating income was positively impacted by cost reductions and lower raw material pricing.

Applied Technologies: Third quarter 2009 net sales declined 19% to $105.8 million from $131.2 million, and operating income increased 3.9% to $13.2 million from $12.7 million for the same period in 2008.  The largest sales declines were in the aerospace, test and measurement and core foodservice markets.  Despite the decline in sales, operating margins improved from 9.7% in the third quarter 2008 to 12.5% in the current quarter.  The improvement in operating margins was primarily due to cost reduction efforts implemented in late 2008 and early 2009 as well as higher selling prices and efficiencies gained through the Carlisle Operating System.

Specialty Products: Third quarter 2009 net sales declined 39% to $29.5 million from $48.0 million, and operating income declined to $0.9 million from $8.2 million for the same period in 2008.  The decrease in third quarter sales and operating income was primarily attributable to weak sales in the agriculture and construction markets in the off-highway brake business as well as lower sales in the refrigerated truck body business.

Corporate Expense

Corporate expense of $7.7 million for the third quarter of 2009 compared with $8.6 million for the third quarter 2008.  The decrease was primarily due to a reduction in overall operating costs for the quarter.

Interest Expense, Net

Net interest expense of $2.0 million for the third quarter 2009 compared with $6.1 million for the third quarter 2008.  The decrease was due to the reduction in outstanding debt during 2009.

Discontinued Operations

Income from discontinued operations of $1.6 million for the third quarter 2009 compared with a loss of $0.2 million for the third quarter 2008. In April 2008, Carlisle announced plans to dispose of Power Transmission and Motion Control.  During the first quarter of 2009, the Company made the decision to exit, rather than sell, the on-highway friction and brake shoe business and dispose of the assets as part of a planned dissolution.  The disposition of the friction and brake shoe assets has been substantially completed with the sale of certain real estate remaining.  The Power Transmission business remains in discontinued operations and continues to operate profitably and generate positive cash flows.

Net Income

Net income for the third quarter 2009 was $46.6 million, or $0.75 per diluted share, compared to net income of $50.4 million, or $0.82 per diluted share, for the third quarter 2008.  The negative impact on net income from lower sales volume was partially offset by favorable raw material prices and lower operating expenses as well as efficiency gains from the Carlisle Operating System during the third quarter of 2009.

Year-to-Date

Net sales of $1.73 billion for the nine months ended September 30, 2009 decreased 26% as compared with $2.35 billion for the same period in 2008.  Sales decreased across all segments.  September 30, 2009 year-to-date income from continuing operations of $110.7 million, or $1.79 per diluted share, compared with income from continuing operations of $135.7 million, or $2.21 per diluted share, for the same period in 2008.  2009 operating income was positively impacted by a $27.0 million gain from a fire insurance recovery, selling price increases, favorable raw material pricing, efficiencies gained through the Carlisle Operating System and additional income contributed from the Carlyle acquisition.

These positive impacts were more than offset by lower sales volume as well as restructuring expenses.

Net income for the nine months ended September 30, 2009 was $108.7 million, or $1.76 per diluted share.  Net income for the nine months ended September 30, 2008 was $42.1 million, or $0.69 per diluted share, and included after-tax impairment charges of $89.5 million, or $1.47 per diluted share, related to the power transmission belt business and on-highway brake business.  Both businesses are reported in discontinued operations.

Cash flow provided by operations of $363.4 million for the nine months ended September 30, 2009 compared with cash flow provided by operations of $142.1 million for the same period in 2008.  During the first nine months of the year, debt was reduced by $234.6 million.  Cash generated from working capital and other assets and liabilities of $184.0 million for 2009 compared with cash used of $54.8 million in 2008.  2009 cash flow provided by operations includes $54.5 million of proceeds relating to the insurance recovery from the fire at the Bowdon, Georgia facility. Cash used in investing activities of $61.0 million in 2009 includes $33.0 million for the acquisition of Jerrik for the interconnect technologies business. Cash used in investing activities was $346.0 million in 2008 and included cash used for acquisitions of $294.8 million for the purchases of Dinex for the foodservice business and Carlyle for the interconnect technologies business. Capital expenditures of $34.9 million in 2009 compared with $55.8 million in 2008.

Conference Call and Webcast

The Company will discuss third quarter 2009 results on a conference call at 10:00 a.m. ET today. The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended September 30

(In millions, except share and per share amounts)

(Unaudited)

	Third Quarter			Nine Months
	2009	2008	% Change	2009	2008	% Change
Net sales	$604.6	$832.5	-27%	$1,734.2	$2,347.9	-26%
Cost and expenses:
Cost of goods sold	462.3	668.4	-31%	1,362.2	1,886.0	-28%
Selling and administrative expenses	66.6	79.1	-16%	207.1	234.9	-12%
Research and development expenses	3.2	3.2	0%	9.9	9.8	1%
Gain related to fire settlement	—	—	NM	(27.0)	—	NM
Other operating expenses	1.8	—	NM	9.9	—	NM

Operating income	70.7	81.8	-14%	172.1	217.2	-21%

Other non-operating income, net	(0.8)	(0.6)	NM	—	(1.4)	NM
Interest expense, net	2.0	6.1	-67%	7.0	15.3	-54%

Earnings before income taxes	69.5	76.3	-9%	165.1	203.3	-19%

Income tax expense	24.5	25.7	-5%	54.4	67.6	-20%

Income from continuing operations	45.0	50.6	-11%	110.7	135.7	-18%

Income (loss) from discontinued operations	1.6	(0.2)	NM	(2.0)	(93.6)	NM

Net income	$46.6	$50.4	-8%	$108.7	$42.1	158%

Basic earnings (loss) per share (1)
Continuing operations	$0.73	$0.83	-12%	$1.81	$2.22	-18%
Discontinued operations	0.03	—	NM	(0.04)	(1.53)	NM
Basic earnings per share	$0.76	$0.83	-8%	$1.77	$0.69	157%

Diluted earnings (loss) per share (1)
Continuing operations	$0.73	$0.83	-12%	$1.79	$2.21	-19%
Discontinued operations	0.02	(0.01)	NM	(0.03)	(1.52)	NM
Diluted earnings per share	$0.75	$0.82	-9%	$1.76	$0.69	155%

Average shares outstanding - in thousands
Basic	60,612	60,528		60,588	60,543
Diluted	61,237	60,805		61,153	60,826

Dividends	$9.8	$9.5	3%	$28.8	$27.2	6%
Dividends per share	$0.160	$0.155	3%	$0.470	$0.445	6%

(1) Numerator for basic and diluted EPS calculated based on “two class” method:
Income from continuing operations	$44.5	$50.2		$109.5	$134.5
Net income	$46.1	$50.0		$107.5	$41.7

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Segment Financial Data

For the periods ended September 30

(In millions)

(Unaudited)

	Third Quarter			Nine Months
	2009	2008	% Change	2009	2008	% Change
Net Sales

Construction Materials	$340.1	$448.1	-24%	$862.2	$1,171.8	-26%
Transportation Products	129.2	205.2	-37%	470.8	691.0	-32%
Applied Technologies	105.8	131.2	-19%	311.5	350.7	-11%
Specialty Products	29.5	48.0	-39%	89.7	134.4	-33%
Total Net Sales	$604.6	$832.5	-27%	$1,734.2	$2,347.9	-26%

Operating Income

Construction Materials	$60.3	$60.8	-1%	$116.7	$129.8	-10%
Transportation Products	4.0	8.7	-54%	44.9	53.7	-16%
Applied Technologies	13.2	12.7	4%	30.4	36.0	-16%
Specialty Products	0.9	8.2	-89%	5.9	21.7	-73%
Segment Operating Income	78.4	90.4	-13%	197.9	241.2	-18%
Corporate	(7.7)	(8.6)	10%	(25.8)	(24.0)	-8%
Total Operating Income	$70.7	$81.8	-14%	$172.1	$217.2	-21%

Operating Margins

Construction Materials	17.7%	13.6%		13.5%	11.1%
Transportation Products	3.1%	4.2%		9.5%	7.8%
Applied Technologies	12.5%	9.7%		9.8%	10.3%
Specialty Products	3.1%	17.1%		6.6%	16.1%
Segment Operating Margin	13.0%	10.9%		11.4%	10.3%
Corporate	-1.3%	-1.1%		-1.5%	-1.0%
Total Operating Margin	11.7%	9.8%		9.9%	9.3%

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$81.2	$42.7
Receivables	342.4	317.0
Inventories	299.8	424.2
Prepaid expenses and other	69.1	94.1
Current assets held for sale	46.5	90.1
Total current assets	839.0	968.1
Property, plant and equipment, net	444.1	470.7
Other assets	608.8	589.2
Non-current assets held for sale	46.1	47.9
Total Assets	$1,938.0	$2,075.9

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$—	$127.0
Accounts payable	139.5	123.6
Accrued expenses	184.0	163.0
Current liabilities associated with assets held for sale	14.1	28.9
Total current liabilities	337.6	442.5
Long-term debt	156.7	273.3
Other liabilities	253.1	266.0
Shareholders’ equity	1,190.6	1,094.1
Total Liabilities and Shareholders’ Equity	$1,938.0	$2,075.9

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30

(In millions)

(Unaudited)

	2009	2008
Operating activities
Net income	$108.7	$42.1
Reconciliation of net income to operating cash flows:
Depreciation and amortization	50.8	53.3
Non-cash compensation	10.9	9.0
Loss on writedown of assets	10.6	124.3
Deferred taxes	3.1	(30.7)
Change in working capital and other assets and liabilities	184.0	(54.8)
Other	(4.7)	(1.1)
Net cash provided by operating activities	363.4	142.1
Investing activities
Capital expenditures	(34.9)	(55.8)
Acquisitions, net of cash acquired	(33.0)	(294.8)
Proceeds from investments and disposal of property and equipment	6.7	4.1
Other	0.2	0.5
Net cash used in investing activities	(61.0)	(346.0)
Financing activities
Net change in short-term debt and revolving credit lines	(234.6)	353.2
Reductions of long-term debt	—	(100.0)
Dividends paid	(28.8)	(27.2)
Excess tax benefits on share-based compensation	(0.2)	—
Treasury shares and stock options, net	(0.2)	(1.7)
Treasury share repurchases	—	(4.8)
Net cash (used in) provided by financing activities	(263.8)	219.5
Effect of exchange rate changes on cash	(0.1)	(2.3)
Change in cash and cash equivalents	38.5	13.3
Cash and cash equivalents
Beginning of period	42.7	88.4
End of period	$81.2	$101.7